Press Release	Source: Global Energy Inc.

Global Signs MOU with ShenMu SanJiang Coal Chemical Company Ltd. To Form A New Joint Venture Entity to Utilize KDV Technology in the People's Republic of China

Thursday March 20, 6:00 am ET

NEW YORK--(BUSINESS WIRE)--Global Energy (OTCBB:GEYI - News), an alternative energy innovator focusing on the processing of organic solid and energy waste into usable products,today announced that the Company had entered into a Memorandum of Understand (MOU) with ShenMu SanJiang Coal Chemical Company Ltd. (“Shaanxi”) located in the People’s Republic of China.

Global has certain rights to market and use technology and equipment for the conversion of Municipal Solid Waste (“MSW”), organic materials, sludge and other hydrocarbon materials to diesel oil based on the AlphaKat KDV technology.

Under the terms of the MOU, Global and Shaanxi, pending completion of due diligence of the KDV technology in Germany, plan to jointly own a new entity. Global would own 51% of the new entity, unless Sinopec Beijing Governmental Energy Company becomes a substantial equity partner, in which case Global's interest would be 26%. The new entity would initially build, own and operate an AlphaKat system expected to produce ten thousand (10,000) liters of diesel per hour from tar oil. Shaanxi is a producer of blue coal, where significant quantities of tar oil are produced as a residual of the production process. Shaanxi would provide the new company with tar oil at a discount to the published market price for conversion into high quality diesel. The MOU provides for the extension and growth capabilities of the “system” after successful conversion of tar oil to diesel. Global Energy, under the terms of the MOU, would be entitled to royalties from the sale of diesel produced by the AlphaKat KDV Technology.

Completion of the transaction is subject to due diligence and negotiation of final documentation.

“The completion of the transaction in the MOU would represent a huge leap forward for our company into the People’s Republic of China and to meeting our mission of a global presence, providing ecologically sound solutions to the burgeoning energy crisis while generating revenue. Global estimates that there are potentially millions of tons of tar oil in the region. We enthusiastically enter the due diligence process and hope to sign a final agreement in the near future,” stated Asi Shalgi, CEO of Global Energy.

About ShenMu Sin Jiang Coal Chemical Company Ltd. (“Shaanxi”)

Shaanxi is active in the field of converting charcoal to oil and blue coal by pyrolysis reaction (heating coal in an oxygen free atmosphere) in the People’s Republic of China. The Company produces approximately 200,000 tons of residual oil sludge per year.

About Global Energy

Global Energy's mission is to commercialize innovative technologies which produce energy from waste and renewable sources, while contributing to a vision of a cleaner environment. Global Energy intends to use the most efficient and environmentally friendly of all currently available alternative fuel technologies, each originally developed and patented by acclaimed scientists.

For further information please visit www.global-energy.net

Forward-Looking Statements.

Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, that we plan to jointly own a new entity with partial ownership by Global; that the new entity will initially build, own and operate an AlphaKat system to produce ten thousand (10,000) liters of diesel per hour; that Shaanxi will provide the new company with tar oil at a discount to the published market price for conversion into high quality diesel; that there are potentially millions of tons or tar oil in the region; that we will sign an agreement in the near future; and that we will use the most efficient and environmentally friendly of all currently available alternative fuel technologies, each originally developed and patented by acclaimed scientists.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the inherent uncertainties and speculative nature associated with biofuels and alternative fuel sources; (ii) potential environmental liabilities, weather, mechanical failures, safety concerns, labor problems and financing problems; (iii) changes in economic conditions, adverse exchange rates and financial markets; (iv) the risk that we are not able to execute our business plan, such as entering agreements with strategic partners, leasing land, obtaining loans, etc; (v) the inability to retain key employees; (vi) changes in energy prices and the high cost of alternative fuels; (vii) Global Energy's inability to finance its operations or growth; (viii) the inability to obtain all necessary government, environmental and regulatory approvals; (ix) an increase in competition in the biofuel and alternative fuel market; (x) the possibility that our technology does not work as well as expected; and (xi) inability to access additional funds under the arranged convertible debenture which is subject to certain conditions to funding. Further, our or Shaanxi’s due diligence may determine that the project is not feasible. Investors should consider all of these risks and should also refer to the risk factors disclosed on the SEC filings of other start up alternative energy companies.

Contact:

Global Energy Inc.

Cynthia DeMonte, 917-273-1717

cdemonte@demonte.com

Source: Global Energy Inc.